Exhibit 99.1

Quantum Materials Corp 3055 Hunter Road San Marcos, TX 78666 www.QMCdots.com

Quantum Materials Corp Shipping High Performance Sample Sets, Secures up to $9.75MM Financing

San Marcos, TX – November 30, 2016 – Leading North American quantum dot manufacturer Quantum Materials Corp (OTCQB:QTMM) (Quantum) today announced that it is shipping high performance red and green cadmium-free quantum dot sample sets to display film manufacturers.

Cadmium-free quantum dots are an eco-friendly material that enables energy efficient, ultra-bright displays with a significantly expanded color gamut at a lower cost than competing technologies. “Demand for quantum dot-enabled TVs and displays is growing rapidly,” commented Quantum Materials Corp CEO Sri Peruvemba. “Our materials, combined with the efficiency and scalability of our continuous flow production technology, makes us uniquely situated to meet the demand regardless of how fast it grows.”

Uniglobe Kisco, Inc. President Kenji Shimada commented, “It’s exciting to be partnering with Quantum Materials in this revolutionary display material technology. Our own rigorous testing has shown product specifications for their cadmium-free quantum dots to be at or beyond what is currently available in the market today, and their innovative high-volume production technology gives us confidence in the company’s ability to fulfill demand as the market for quantum dot-enabled films for displays grows.”

Separately, the Company recently entered into a $9.75 million common stock purchase agreement and registration rights agreement (the “Agreements”) with an institutional investor that is also an existing investor in Quantum. Pursuant to the terms of the Agreements, Quantum will have the right and the sole discretion to sell up to $9.75 million worth of common stock to the investor over a 36-month period. Quantum will control the timing and amount of any future investment. The price of the common shares sold to the investor will be based on the then prevailing market prices of the Company’s shares without any discount and will be fixed and known to the Company at the time of the sales. There are no upper limits to the price that the investor may pay to purchase common shares from Quantum, however in no event will Quantum sell stock under the Agreements when the closing price is less than $0.12 per share. A detailed description of the Agreements is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC on November 8, 2016.

Mr. Peruvemba added, “I believe we have exceptional materials, unequalled manufacturing technology, a great partner in Uniglobe Kisco, Inc., and also the financing to bring our advanced materials to market. Our plan remains to begin shipping commercial quantities of quantum dots in the first part of 2017.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction

About Uniglobe Kisco, Inc.

Uniglobe Kisco, Inc. supplies a full range of products and services to the electronics, chemicals and plastics manufacturing industries, providing the latest information and technology to support the success of their customers’ businesses. Uniglobe Kisco, Inc. is the US-based subsidiary of KISCO LTD. of Tokyo, Japan. http://www.uniglobe-kisco.com/

Quantum Materials Corp 3055 Hunter Road San Marcos, TX 78666 www.QMCdots.com

About Quantum Materials Corp

Quantum Materials Corp (QMC) develops and manufactures quantum dots and other nanomaterials for use in display, solar energy, and lighting applications through its patented volume production process. QMC’s products are the foundation for technologically superior, energy efficient and environmentally sound LCD UHD displays, the next generation of solid-state lighting, solar photovoltaic power applications, advanced energy storage solutions, biotech imaging, and biomedical theranostics. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar photovoltaic energy technology. For more information follow Quantum Materials Corp at www.QMCDOTS.com and on LinkedIn, Facebook, and Twitter.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s EDGAR System at http://www.sec.gov/ or www.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

CONTACTS:

Toshi Ando

Senior Director of Business Development

510.300.4021

toshi@qmcdots.com

Media:

Rich Schineller

941.780.8100

rich@prmgt.com

Investor Relations:

Clay Chase /SD Torrey Hills Capital

858.456.7300

cc@sdthc.com